UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

UNITED AIRLINES HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Liquidity Enhancing Activities

United Airlines, Inc. (“United”), a wholly-owned subsidiary of United Airlines Holdings, Inc. (“UAL” and, together with United, the “Company”), expects to have approximately $17 billion of available liquidity at the end of the third quarter of 2020, which includes liquidity available under the Company’s $2 billion revolving credit facility, $5 billion of committed financing to be secured by the Company’s loyalty program, MileagePlus (further described below), as well as $4.5 billion expected to be available to the Company through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) Loan Program.

The Company continues to work with the U.S. Treasury Department on the CARES Act Loan Program loan, and it is the Company’s expectation that, if the Company takes the loan, it will use available slots, gates and routes collateral. The Company believes it has sufficient slots, gates and routes collateral available to meet the collateral coverage that may be required for the full $4.5 billion available to the Company under the Loan Program.

MileagePlus Financing

On June 12, 2020, UAL, United and their subsidiaries Mileage Plus Holdings, LLC (“MPH”) and Mileage Plus Intellectual Property Assets, Ltd. (“MIPA”) entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Lending Partners LLC (“GSLP”), Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. (collectively, the “Lead Arrangers” or the “Committed Lenders”) pursuant to which, the Committed Lenders have committed to provide MPH and MIPA with, and the Lead Arrangers have agreed to arrange, a term loan facility of up to $5.0 billion, subject to the satisfaction of certain customary conditions (the “MileagePlus Financing”). GSLP will act as sole structuring agent and lead left arranger for the MileagePlus Financing. It is expected that MPH and MIPA will seek long-term debt financing in lieu of borrowing the full available amount under the committed term loan facility, or in order to refinance amounts drawn under the committed term loan facility, subject to market and other conditions.

Prior to the closing of the proposed MileagePlus Financing, United and MPH will contribute to MIPA their respective rights to certain MileagePlus intellectual property, including brands and member data. The debt issued in the proposed MileagePlus Financing will be secured on a first priority basis by, among other things, the assets of MIPA, MPH and their subsidiaries, specified cash accounts that include the accounts into which MileagePlus revenues are or will be paid by its marketing partners and by United, and pledges of the equity in MIPA, MPH and certain additional subsidiaries. In addition, UAL, United and certain of their subsidiaries, including all subsidiaries of MPH, will provide senior guarantees of the obligations under the proposed MileagePlus Financing. MIPA and MPH will continue to be wholly-owned subsidiaries of UAL and United, and the MileagePlus program is expected to continue to operate as it has in the past. The agreements governing the MileagePlus Financing will include the requirement that, upon the occurrence of certain mandatory prepayment events, which include, among others, issuances of debt other than permitted debt, MPH and MIPA will prepay the MileagePlus Financing debt to the extent of any cash proceeds received in connection with such prepayment event, plus an applicable premium. In addition, the financing documents will provide that an uncured early amortization event, which includes, among others, the failure to meet a required debt service coverage ratio, will require MPH and MIPA to make one or more early amortization payments. The occurrence of an event of default under the financing documents may cause the entire outstanding portion of the MileagePlus Financing debt to become immediately due and payable.

Following the closing of the proposed MileagePlus Financing, MPH and MIPA intend to lend to the Company the net proceeds from the MileagePlus Financing, after depositing a portion of such proceeds in a reserve account.

The MileagePlus Financing is expected to be seamless for both MileagePlus members and partners, with no change in the day-to-day operations of the program.

Multiplying MPH 2019 EBITDA by a factor of 12 equates to a MileagePlus valuation of approximately $21.9 billion.

In connection with commencing discussions with potential investors in the proposed MileagePlus Financing, the Company is making available certain information about MPH and the proposed MileagePlus Financing, a copy of which is attached to this report as Exhibit 99.1, and a term sheet setting forth the significant terms and conditions of the proposed MileagePlus Financing, a copy of which is attached to this report as Exhibit 99.2.

There is no assurance that the proposed MileagePlus Financing will be completed on the terms described herein or at all or when it may be completed.

Company Outlook

The Company continues to see a steady improvement in demand in the domestic United States and certain international destinations, with a more than 70% reduction in customer cancellation rates since the high rates experienced in April 2020. June ticketed passenger revenue is expected to be up close to 400% versus April.

Net bookings for the remainder of the second quarter and the third quarter have remained positive since the end of May.

As such, for July 2020 the Company expects consolidated capacity to be down approximately 75%, and domestic capacity to be down approximately 70%, which is almost double the June 2020 schedule. The Company also expects July passenger revenue to be up between 50% and 100% versus the Company’s June 2020 passenger revenue estimate.

	April 2020	May 2020	June 2020E	July 2020E
Available Seat Miles[1] year-over-year	down 88%	down 88%	down ~85%	down ~75%
Domestic	down 84%	down 85%	down ~85%	down ~70%
International	down 93%	down 92%	down ~90%	down ~80%
Passenger Load Factor[2] year over year	16%	35%	~50%	~55%
Domestic	13%	39%	~60%
International	20%	25%	~40%
Ticketed Passenger Revenue[3] year-over-year	down 98%	down 95%	down ~90%	down 82% - 88%
Gross year-over-year bookings[4]	down 87%	down 82%	down 73%[5]

1 The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

2 Revenue passenger miles divided by available seat miles.

3 Ticketed passenger revenue is a component of total passenger revenue. It excludes ancillary fees and frequent flyer revenue (including both passengers flying on awards and the deferred revenue associated with frequent flyer miles earned will traveling) among other items, which are reported as part of passenger revenue. It also excludes passenger revenue associated with expired tickets, other airline interline billing differences, certain travel agency commissions, charters, customer compensation for oversold flights, and changes fees.

4 Gross bookings include new bookings made for all future time periods as compared to the corresponding month in 2019.

5 June gross bookings reflect month-to-date bookings through June 13, 2020.

Cargo revenues continue to be strong and are expected to be up over 30% in the second quarter of 2020 versus the second quarter of 2019. These results support international cargo-only flying and have been a significant driver of revenue and cash flow to the Company.

Including Cargo and other revenue, the Company now expects total revenues to be down 88% in the second quarter of 2020 compared to the second quarter of 2019.

The Company has aggressively managed its costs and capital expenditures to preserve cash. Operating expenses in the second quarter are expected to decline by 53% as compared to the second quarter of 2019. Operating expenses excluding special charges, salaries and related costs and depreciation are expected to decline by 72% in the second quarter or $4.6 billion.6 In addition, the Company is on track to achieve more than $2.5 billion of full-year reductions in adjusted capital expenditures, bringing expected 2020 full-year adjusted capital expenditures to below $4.5 billion.7

The Company currently expects average daily cash burn for the second quarter of 2020 to be at the low end of the previously-provided guidance range of between $40 million and $45 million, at approximately $40 million per day. The Company also currently expects average daily cash burn in the third quarter of 2020 to be approximately $30 million per day. For this purpose, “cash burn” is defined as net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act and any new issuances of UAL common stock are not included in this figure.

The Company expects to end the second quarter of 2020 with approximately $9.4 billion in total liquidity which does not include the proposed MileagePlus Financing, the approximately $500 million of funding to be received under the Payroll Support Program of the CARES Act, which is expected to be received in July 2020, or the $4.5 billion CARES Act loan.

In the second quarter of 2020, the Company’s wholly-owned subsidiary, MPH, expects to record revenue, net of redemptions, of $300 to $350 million. In April and May 2020, MPH recorded cash flow from sales of $270 million and $185 million, respectively, which results are preliminary and subject to change.

While the Company has seen improvements in the demand environment as described above, it continues to expect that demand will be reduced year-over-year as of October 1, 2020. Since March 2020, thousands of Company employees have elected to take part in voluntary programs, including leaves of absences, reduced work hours and voluntary separation programs. The Company plans to continue to use these and similar programs to align payroll expenses with the demand environment and is continuing negotiations with its labor union partners; however, it is possible that the Company may need to use furloughs or other measures to align its payroll expenses with the demand environment. As required by applicable federal and state law, including the Worker Adjustment and Retraining Notification Act of 1988, the Company anticipates issuing certain required notices to employees in July 2020.

Update to Risk Factors

The Company is providing the following risk factors to update the risk factors of the Company previously disclosed in periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (the “Q1 2020 Form 10-Q”).

6 Operating expenses excluding special charges, salaries and related costs and depreciation is a non-GAAP measure and certain components, including special charges, are not determinable at this time. Accordingly, the Company is not providing this guidance on a GAAP basis.

7 Non-cash capital expenditures are not determinable at this time. Accordingly, the Company is not providing capital expenditure guidance on a GAAP basis.

The global pandemic resulting from a novel strain of coronavirus has had an adverse impact that has been material to the Company's business, operating results, financial condition and liquidity, and the duration and spread of the pandemic could result in additional adverse impacts. The outbreak of another disease or similar public health threat in the future could also have an adverse effect on the Company's business, operating results, financial condition and liquidity.

In December 2019, a novel strain of coronavirus ("COVID-19") was reported in Wuhan, China, and the World Health Organization (the "WHO") subsequently declared COVID-19 a "pandemic." As a result of COVID-19, the U.S. government has declared a national emergency, the U.S. Department of State has issued numerous travel advisories, including a global Level 4 "do not travel" advisory advising U.S. citizens to avoid all international travel, and the U.S. government has implemented a number of travel-related protocols, including enhanced screenings and mandatory 14-day quarantines. Many foreign and U.S. state governments have instituted similar measures and declared states of emergency.

In the United States and other locations around the world, throughout the first half of 2020, people were instructed to stay home or “shelter in place” and public events, such as conferences, sporting events and concerts, have been canceled, attractions, including theme parks and museums, have been closed, cruise lines have suspended operations and schools and businesses are operating with remote attendance, among other actions. In addition, governments, non-governmental organizations and entities in the private sector have issued non-binding advisories or recommendations regarding air travel or other social distancing measures, including limitations on the number of persons that should be present at public gatherings. While “shelter in place” restrictions and similar advisories and recommendations have been reduced or otherwise eased in certain circumstances, this varies by jurisdiction and organization. In addition, numerous jurisdictions have provided that more severe restrictions could be reimposed or newly imposed depending on the continued spread of COVID-19. In that case, other governmental restrictions and regulations in the future in response to COVID-19 could include additional travel restrictions (including restrictions on domestic air travel within the United States, requirements for passengers to wear face coverings while traveling, requirements for passengers to submit to temperature checks or other health examinations prior to entering an airport or boarding an airplane or requirements to limit the number of seats that can be occupied on an aircraft to allow for social distancing), quarantines of additional populations (including our personnel), restrictions on our ability to access our facilities or aircraft, requirements to collect additional passenger data or requirements to conduct testing on our personnel or passengers.

The Company began experiencing a significant decline in international and domestic demand related to COVID-19 during the first quarter of 2020. The decline in demand caused a material deterioration in our revenues in the first quarter of 2020, resulting in a first quarter net loss of $1.7 billion. Although during the second quarter of 2020 the Company has experienced steady improvement in demand, the Company currently expects our results of operations for the second quarter of 2020 and full-year 2020 to be materially impacted and that we will incur a net loss for the second quarter of 2020 and full-year 2020. For planning purposes, the Company has assumed that demand will remain suppressed for the remainder of 2020 and likely into 2021. The Company expects its scheduled capacity, relative to 2019 levels, for June 2020 to be down approximately 85% and for July 2020 to be down approximately 75%. The Company plans to continue to proactively evaluate and cancel flights on a rolling 60-day basis until it sees signs of a recovery in demand.

The Company has taken a number of actions in response to decreased demand. In addition to the schedule reductions discussed above, the Company has reduced its planned capital expenditures and reduced operating expenditures for the remainder of 2020 and 2021 (including by postponing projects deemed non-critical to the Company's operations), suspended share repurchases under its share repurchase program and subsequently terminated the program, entered into approximately $3.0 billion in secured term loan facilities and new aircraft financings, raised approximately $1.1 billion in cash proceeds in an underwritten public offering of UAL common stock, entered into an agreement to finance certain aircraft currently subject to purchase agreements through a sale and leaseback transaction, temporarily grounded certain of its mainline fleet and taken a number of human capital management actions. In addition, on April 20, 2020, in connection with the Payroll Support Program under the CARES Act, United entered into a Payroll Support Program Agreement with the U.S. Treasury Department providing the Company with total funding of approximately $5.0 billion to pay the salaries and benefits of employees through September 30, 2020. The Company has received approximately $3.5 billion of the expected $5.0 billion through the Payroll Support Program under the CARES Act. Approximately $1.0 billion of the remaining balance is expected by the end of June 2020, and approximately $500 million of the remaining balance is expected by the end of July 2020. The Company also expects to have the ability, through September 30, 2020, to borrow up to approximately $4.5 billion from the U.S. Treasury Department for a term of up to five years pursuant to the Loan Program under the CARES Act. The grants and/or loans under the CARES Act will subject the Company and its business to certain restrictions, including, but not limited to, restrictions on the payment of dividends and the ability to repurchase UAL's equity securities, requirements to maintain certain levels of scheduled service, requirements to maintain employment levels through September 30, 2020, requirements to issue warrants for UAL common stock to the U.S. Treasury Department and certain limitations on executive compensation. These restrictions have materially affected and will continue to materially affect the Company’s operations, and the Company may not be successful in managing these impacts for the duration of the restrictions. In particular, limitations on executive compensation, which, depending on the form of aid, could extend up to six years, may impact the Company's ability to attract and retain senior management or attract other key employees during this critical time. Furthermore, the Company has also entered into a commitment letter for the proposed MileagePlus Financing.

The Company continues to focus on reducing expenses and managing its liquidity. The Company currently expects average daily cash burn for the second quarter of 2020 to be approximately $40 million per day. The Company also currently expects average daily cash burn in the third quarter of 2020 to be approximately $30 million per day. For this purpose, “cash burn” is defined as net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act and any new issuances of UAL common stock are not included in this figure. We expect to continue to modify our cost management, liquidity-raising efforts and capacity as the timing of demand recovery becomes more certain. The Company's reduction in expenditures, measures to improve liquidity or other strategic actions that the Company may take in the future in response to COVID-19 may not be effective in offsetting decreased demand, and the Company will not be permitted to take certain strategic actions as a result of the CARES Act, which could result in a material adverse effect on the Company's business, operating results and financial condition.

The full extent of the ongoing impact of COVID-19 on the Company's longer-term operational and financial performance will depend on future developments, many of which are outside of our control, including the effectiveness of the mitigation strategies discussed above, the duration and spread of COVID-19 and related travel advisories and restrictions, the impact of COVID-19 on overall long-term demand for air travel, including the impact on overall demand for business travel as a result of increased usage of teleconferencing and other technologies, the impact of COVID-19 on the financial health and operations of the Company's business partners and future governmental actions, all of which are highly uncertain and cannot be predicted. The COVID-19 pandemic has had a material impact on the Company, and the continuation of reduced demand could have a material adverse effect on the Company's business, operating results, financial condition and liquidity.

In addition, an outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand, travel behavior or travel restrictions could have a material adverse impact on the Company's business, financial condition and operating results. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect our operations.

The Company has a significant amount of financial leverage from fixed obligations and intends to seek material amounts of additional financial liquidity in the short-term, and insufficient liquidity may have a material adverse effect on the Company's financial condition and business.

The Company has a significant amount of financial leverage from fixed obligations, including aircraft lease and debt financings, leases of airport property, secured loan facilities and other facilities, and other material cash obligations. In addition, the Company has substantial noncancelable commitments for capital expenditures, including for the acquisition of new aircraft and related spare engines.

In addition, in response to the travel restrictions, decreased demand and other effects the COVID-19 pandemic has had and is expected to have on the Company's business, the Company currently intends to continue to seek material amounts of additional financial liquidity in the short-term, which may include the proposed MileagePlus Financing, the proposed drawing of loans under the Loan Program of the CARES Act, the issuance of additional unsecured or secured debt securities, equity securities and equity-linked securities, the sale of assets as well as additional bilateral and syndicated secured and/or unsecured credit facilities, among other items. There can be no assurance as to the timing of any such incurrence or issuance, which may be in the near term, or that any such additional financing will be completed on favorable terms, or at all. Furthermore, if we consummate the proposed MileagePlus Financing, our indebtedness will increase significantly. As of March 31, 2020, after giving effect to our borrowing on April 7, 2020 of a $250 million secured term loan and our borrowings on April 21 and May 29, 2020 of an aggregate of $1.0 billion under a senior unsecured promissory note to the U.S. Treasury Department pursuant to the Payroll Support Program of the CARES Act, we had total long-term debt of $18.5 billion and $2.0 billion available for borrowing under our revolving credit facility. We also expect to receive an additional approximately $5.0 billion of proceeds in connection with the consummation of the proposed MileagePlus Financing and an additional $4.5 billion under the Loan Program under the CARES Act.

The Company's substantial level of indebtedness, the Company’s non-investment grade credit rating and the availability of Company assets as collateral for loans or other indebtedness, which available collateral has been reduced as a result of additional secured term loan facilities and would be reduced as a result of the proposed MileagePlus Financing, any CARES Act Loan Program borrowings and other future liquidity-raising transactions, may make it difficult for the Company to raise additional capital if needed to meet its liquidity needs on acceptable terms, or at all. Furthermore, the commitment letter for the proposed MileagePlus Financing limits our ability to access the capital markets in certain circumstances beginning on the date on which we entered into the commitment letter and ending on the earlier of forty-five days after the funding of the term loan facility and the successful syndication of the MileagePlus Financing.

Although the Company's cash flows from operations and its available capital, including the proceeds from financing transactions, have been sufficient to meet its obligations and commitments to date, the Company's liquidity has been, and may in the future be, negatively affected by the risk factors discussed in the 2019 Form 10-K, as updated by the Q1 2020 Form 10-Q and this report, including risks related to future results arising from the COVID-19 pandemic. If the Company's liquidity is materially diminished, the Company’s cash flow available for general corporate purposes may be materially and adversely affected. In particular, with respect to the proposed MileagePlus Financings, the cash flows generated by the MileagePlus business would be required to first satisfy interest and principal due thereunder. Therefore, following the consummation of the proposed MileagePlus Financing, the cash generated by the MileagePlus program will not be fully available for our operations or to satisfy our other indebtedness obligations for the seven-year term of the proposed MileagePlus Financing debt. This limitation on our cash flows could have a material adverse effect on our operations and flexibility.

A material reduction in the Company’s liquidity could also result in the Company not being able to timely pay its leases and debts or comply with material provisions of its contractual obligations, including covenants under its financing and credit card processing agreements. Moreover, as a result of the Company's recently-completed financing activities in response to the COVID-19 pandemic, the number of financings with respect to which such covenants and provisions apply has increased, thereby subjecting the Company to more substantial risk of cross-default and cross-acceleration in the event of breach, and additional covenants and provisions could become binding on the Company as it continues to seek additional liquidity. In addition, the Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company's credit card processing agreements, the financial institutions in certain circumstances have the right to require that the Company maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation. Such financial institutions may require cash or other collateral reserves to be established or withholding of payments related to receivables to be collected, including if the Company does not maintain certain minimum levels of unrestricted cash, cash equivalents and short-term investments. In light of the effect COVID-19 is having on demand and, in turn, capacity, the Company has seen an increase in demand from consumers for refunds on their tickets, and we anticipate some level of increased demand for refunds on tickets will continue to be the case for the near future. Refunds lower our liquidity and put us at risk of triggering liquidity covenants in these processing agreements and, in doing so, could force us to post cash collateral with the credit card companies for advance ticket sales. The Company also maintains certain insurance- and surety-related agreements under which counterparties may require collateral.

In addition to the foregoing, the degree to which we are leveraged could have important consequences to holders of our securities, including the following:

•	we must dedicate a substantial portion of cash flow from operations to the payment of principal and interest on applicable indebtedness, which, in turn, reduces funds available for operations and capital expenditures;

•	our flexibility in planning for, or reacting to, changes in the markets in which we compete may be limited;

•	we may be at a competitive disadvantage relative to our competitors with less indebtedness;

•	we are rendered more vulnerable to general adverse economic and industry conditions;

•	we are exposed to increased interest rate risk given that a portion of our indebtedness obligations are at variable interest rates; and

•	our credit ratings may be reduced and our debt and equity securities may significantly decrease in value.

Finally, as of May 31, 2020, the Company had $7.3 billion in variable rate indebtedness, all or a portion of which uses London interbank offered rates ("LIBOR") as a benchmark for establishing applicable rates. As announced in July 2017, LIBOR is expected to be phased out by the end of 2021. Although many of our LIBOR-based obligations provide for alternative methods of calculating the interest rate payable if LIBOR is not reported, the extent and manner of any future changes with respect to methods of calculating LIBOR or replacing LIBOR with another benchmark are unknown and impossible to predict at this time and, as such, may result in interest rates that are materially higher than current interest rates. If interest rates applicable to the Company's variable interest indebtedness increase, the Company's interest expense will also increase, which could make it difficult for the Company to make interest payments and fund other fixed costs and, in turn, adversely impact our cash flow available for general corporate purposes.

See Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Q1 2020 Form 10-Q for additional information regarding the Company's liquidity as of March 31, 2020.

The proposed MileagePlus Financing may not be completed.

The obligation of the Committed Lenders to fund the proposed MileagePlus Financing is subject to a number of customary conditions precedent set forth in their commitment letter, including, among others, the absence of a material adverse change from December 31, 2019 until the time of funding, except as disclosed in our public filings. A material adverse change under the commitment letter means a material adverse effect on the Company’s consolidated operations, business or financial condition taken as a whole, the validity or enforceability of the documentation governing the proposed MileagePlus Financing or the rights or remedies of the lenders and secured parties thereunder, the ability of MPH and MIPA to pay the obligations under such documentation, the validity of, enforceability of or collectability under certain agreements constituting collateral for the financing, taken as a whole or the ability of MPH, MIPA, UAL or United to perform their obligations under certain of such agreements. The occurrence of this and certain other conditions precedent are outside of our control. We may not be able to complete the MileagePlus Financing if we are not able to satisfy any of these conditions precedent or if other events were to occur.  Because the MileagePlus program is one of our most significant unencumbered assets, if the proposed MileagePlus Financing is not completed, we will likely need to pursue other financing alternatives, and there is no assurance that we will be able to consummate any such alternatives on acceptable terms or at all.

If we are not able to comply with the covenants in the proposed MileagePlus Financing agreements, our lenders could accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies, which would have a material adverse effect on our business, results of operations and financial condition.

The covenants in the agreements governing the proposed MileagePlus Financing contain a number of provisions that will limit our ability to modify aspects of the MileagePlus program if such modifications would be reasonably expected to have a material adverse effect on the MileagePlus program or on our ability to pay the obligations under the MileagePlus Financing agreements. Moreover, the terms of such agreements will also place certain restrictions on our establishing or owning another mileage or loyalty program and our ability to make material modifications to our agreements with certain MileagePlus partners. Furthermore, the proposed MileagePlus Financing may also negatively affect certain material business relationships, and if any such relationship were to be materially impaired and/or terminated, we could experience a material adverse effect on our business, results of operations and financial condition.

The agreements governing the proposed MileagePlus Financing will restrict our ability to terminate or modify the intercompany agreements governing the relationship between United and the MileagePlus program, including the agreement governing the rate that United must pay MPH for the purchase of miles and United’s obligation to make certain seat inventory available to MPH for redemption. Such restrictions will be in addition to restrictions on the ability of the obligors under the MileagePlus indebtedness to make restricted payments, incur additional indebtedness, dispose of, create or incur certain liens on, or transfer or convey, the collateral securing the MileagePlus indebtedness, enter into certain transactions with affiliates, merge, consolidate, or sell assets, or designate certain subsidiaries as unrestricted. Complying with these covenants may restrict our ability to make material changes to the operation of the MPH business and may limit our ability to take advantage of business opportunities that may be in our long-term interest. We may also take actions, or omit to take actions, to comply with such covenants that could have a material adverse effect on our business and operations.

Our failure to comply with any of these covenants or restrictions could result in a default under the agreements governing the proposed MileagePlus Financing, which could lead to an acceleration of the debt under such instruments and, in some cases, the acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions, each of which could have a material adverse effect on us. In the case of an event of default under the agreements governing the MileagePlus Financing agreements, or a cross-default or cross-acceleration under our other indebtedness, we may not have sufficient funds available to make the required payments. If we are unable to repay amounts owed under the agreements governing the proposed MileagePlus Financing, the lenders or noteholders thereunder may choose to exercise their remedies in respect of the collateral securing such indebtedness, including foreclosing upon the MileagePlus collateral, in which case we would lose the right to operate the MileagePlus program thereafter. The exercise of such remedies, especially the loss of the MileagePlus program, would have a material adverse effect on our business, results of operations and financial condition.

In connection with the proposed MileagePlus Financing, we will be required to contribute certain assets, including certain MileagePlus intellectual property, including brands and member data, to a newly-formed subsidiary structured to be bankruptcy remote that will serve as a co-issuer of the MileagePlus Financing indebtedness, the assets of which subsidiary will be collateral for such indebtedness. United and MPH will have the right to use the contributed intellectual property pursuant to a license agreement with the newly formed subsidiary. Such license agreement will be terminated, and our right to use such intellectual property will cease, upon specified termination events, including, but not limited to, our failure to assume the license agreement and various related intercompany agreements in a restructuring process. The termination of the license agreement would be an event of default under the agreements governing the MileagePlus Financing and in certain circumstances would trigger a liquidated damages payment in an amount that is several multiples of the principal amount of the MileagePlus Financing debt. Thus, the terms of the MileagePlus Financing will limit our flexibility to manage our capital structure going forward, and as a result, in the future we may take actions to ensure that the MileagePlus Financing debt is satisfied or that the lenders’ remedies under such debt are not exercised, potentially to the detriment of our other creditors.

Our significant investments in AVH and its affiliates, and the commercial relationships that we have with Avianca may not produce the returns or results we expect.

In November 2018, as part of our global network strategy, United entered into a revenue-sharing joint business arrangement (“JBA”) with Aerovías del Continente Americano S.A. (“Avianca”), a subsidiary of Avianca Holdings, S.A. (“AVH”), Copa Airlines and several of their respective affiliates, subject to regulatory approval. Concurrently with this transaction, United, as lender, entered into a Term Loan Agreement (the “BRW Term Loan Agreement”) with, among others, BRW Aviation Holding LLC (“BRW Holding”) and BRW Aviation LLC (“BRW”), as guarantor and borrower, respectively. Pursuant to the BRW Term Loan Agreement, United provided to BRW a $456 million term loan (the “BRW Term Loan”), secured by a pledge of BRW's equity, as well as BRW's 516 million common shares of AVH (which are eligible to be converted into the same number of preferred shares, which may be deposited with the depositary for AVH's American Depositary Receipts (“ADRs”), the class of AVH securities that trades on the New York Stock Exchange (the “NYSE”), in exchange for 64.5 million ADRs) (such shares and equity, collectively, the “BRW Loan Collateral”). In connection with funding the BRW Term Loan Agreement, the Company entered into an agreement with Kingsland Holdings Limited, AVH's largest minority shareholder (“Kingsland”), pursuant to which United granted to Kingsland a right to put its AVH common shares to United at market price on the fifth anniversary of the BRW Term Loan Agreement or upon certain sales of AVH common shares owned by BRW, including upon a foreclosure of United's security interest or any completed liquidation or dissolution of AVH, and also guaranteed BRW's obligation to pay Kingsland the excess, if any, of $12 per ADR on the NYSE and such market price of AVH common shares on the fifth anniversary, or upon any such sale, as applicable (the “Cooperation Payment”), for an aggregate maximum possible combined put payment and guarantee amount of $217 million. See Notes 7 and 9 to the financial statements included in Part I, Item 1 of the Q1 2020 Form 10-Q for additional information regarding our obligations to Kingsland and their interrelationship with the BRW Term Loan Agreement.

BRW is currently in default under the BRW Term Loan Agreement. In order to protect the value of its collateral, on May 24, 2019, United began to exercise certain remedies available to it under the terms of the BRW Term Loan Agreement and related documents. In connection with the delivery by United of a notice of default to BRW, Kingsland, was granted, in accordance with the agreements related to the BRW Term Loan Agreement, authority to manage BRW, which remains the majority shareholder of AVH. After a hearing on September 26, 2019, a New York state court granted Kingsland summary judgment authorizing it to foreclose on the BRW Loan Collateral under the BRW Term Loan Agreement. Kingsland then continued with the foreclosure process, which was expected to result in a judicially supervised sale of the BRW Loan Collateral. The New York state court also granted Kingsland's motion for a preliminary injunction that, among other things, enjoins BRW Holding from interfering with Kingsland's ability to exercise voting and other rights in certain equity interests in BRW. These rulings are intermediate steps in the judicial foreclosure process in New York and are subject to appeal.

The judicial foreclosure process is subject to significant uncertainty given the filing by AVH and certain of its affiliates of voluntary reorganization proceedings under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York on May 10, 2020 (as described in more detail below, the “AVH Reorganization Proceedings”). In light of the AVH Reorganization Proceedings, the New York state court judge presiding over the foreclosure proceedings agreed to stay those proceedings until later this year. The repayment of the BRW Term Loan is dependent on this judicial foreclosure process and the value of the BRW Loan Collateral, if any, during or upon the conclusion of the AVH Reorganization Proceedings, and there is no assurance that a judicial foreclosure sale will be completed, or, if completed, will result in the full satisfaction of all of the obligations under the BRW Term Loan, including the obligation to repay United for any payment made in respect of our guarantee of the Cooperation Payment. In that regard, based on United's assessment of AVH's financial uncertainty and the fact that Avianca has currently ceased operations as a consequence of the COVID-19 pandemic, during the three months ended March 31, 2020, the Company recorded a $697 million expected credit loss allowance for the BRW Term Loan and the Cooperation Payment. Even if a foreclosure sale of the BRW Loan Collateral were to proceed, the amount we receive from such a foreclosure sale may be inadequate to fully pay the amounts owed to us by BRW (including in respect of any payment we make in respect of the Cooperation Payment, if any) and our costs incurred to foreclose, repossess and sell the collateral. In addition, our ability to enforce a deficiency judgment against BRW in the event that the proceeds from the sale of the BRW Loan Collateral in the judicial foreclosure are insufficient to repay the full amount of the BRW Term Loan may be limited. Any of these circumstances may lead to a loss or delay in the repayment of the BRW Term Loan. In addition, depending on the impact of the AVH Reorganization Proceedings on the equity interests of AVH, the value of the BRW Loan Collateral could be significantly and adversely affected, or the BRW Loan Collateral could be eliminated entirely, and United may not be able to recover any amounts owed to us by BRW (including in respect of any payment we make in respect of the Cooperation Payment, if any).

In November 2019, United entered into a senior secured convertible term loan agreement (the “AVH Convertible Loan Agreement”) with, among others, AVH, as borrower, for the provision by the lenders thereunder (including United) to AVH of convertible term loans for general corporate purposes. In December 2019, United provided such a convertible term loan to AVH under the AVH Convertible Loan Agreement in the aggregate amount of $150 million (the “AVH Convertible Loan”). See Notes 7 and 9 to the financial statements included in Part I, Item 1 of the Company's Q1 2020 Form 10-Q for additional information regarding our investments in AVH and its affiliates and our guarantee of the Cooperation Payment, respectively.

Upon the commencement of the AVH Reorganization Proceedings, an automatic stay was imposed that prohibits us from attempting to collect pre-bankruptcy debts from AVH or its properties, including repayment of the AVH Convertible Loan, and any other claims we may have against AVH or its affiliates unless we obtain relief from the automatic stay from the bankruptcy court. The AVH Convertible Loan is secured by a pledge of equity interests in certain of AVH’s major subsidiaries, including LifeMiles, Ltd., the indirect subsidiary of AVH that owns and operates the LifeMiles frequent flier program and did not file for bankruptcy protection (“LifeMiles”), and, until released, certain Colombian Peso-denominated credit card receivables owing to Avianca, a guarantor under the AVH Convertible Loan Agreement. However, the amount of the claim with respect to the AVH Convertible Loan will be determined to be secured only to the extent of the value of the underlying collateral securing our claim and there is no assurance that the AVH Convertible Loan will be repaid in full. The duration of the AVH Reorganization Proceedings is difficult to predict, and United’s recovery on its claims, including possibly its secured claim on account the AVH Convertible Loan, may be adversely affected by delays while a plan of reorganization is being negotiated, approved by parties in interest and confirmed by the bankruptcy court until it ultimately becomes effective.

These transactions and relationships involve significant challenges and risks, particularly given the AVH Reorganization Proceedings, the impact of the COVID-19 pandemic and the judicial foreclosure process to which the repayment of the BRW Term Loan is subject. Furthermore, while we have worked closely with Avianca in connection with the JBA, and have supported AVH by providing capital in the form of the AVH Convertible Loan, Avianca is a separately certificated commercial air carrier, and we do not have control over its or AVH's operations, strategy, management or business methods. Avianca is also subject to a number of the same risks as our business, which are described in the Company's 2019 Form 10-K, as updated by the Q1 2020 Form 10-Q and this report, including the impact of the COVID-19 pandemic, competitive pressures on pricing, demand and capacity, changes in aircraft fuel pricing, and the impact of global and local political and economic conditions on operations and customer travel patterns, among others, as well as to its own distinct financial and operational risks.

As a result of these and other factors, including the AVH Reorganization Proceedings and delays in foreclosure proceedings, we may not receive full (or any) repayment of our BRW Term Loan (including any payment we make in respect of the Cooperation Payment) or our AVH Convertible Loan, and we may be unable to realize the full (or any) value of the BRW Loan Collateral or the collateral securing the AVH Convertible Loan. As a consequence, we may not realize a satisfactory (or any) return on our invested or loaned funds with respect to AVH and its affiliates.

Further, these investments may not generate the revenue or operational synergies we expect, and they may distract management focus from our operations or other strategic options. Finally, our reliance on Avianca in the region in which it operates may negatively impact our global operations and results if AVH does not successfully emerge from the AVH Reorganization Proceedings or the COVID-19 pandemic, if the JBA is rejected in connection with the AVH Reorganization Proceedings or if AVH is otherwise impacted by general business risks or performs below our expectations or needs. Any one or more of these events could have a material adverse effect on our operating results or financial condition.

Cautionary Statement Regarding Forward-Looking Statements:

Certain statements in this Current Report on Form 8-K are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

The Company’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the duration and spread of the ongoing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat and the impact on the business, results of operations and financial condition of the Company; the risk that the MileagePlus Financing is not completed; the lenders’ ability to accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies if the Company is not able to comply with the covenants in the MileagePlus Financing agreement; the final terms of borrowing pursuant to the Loan Program under the CARES Act, if any, and the effects of the grant and promissory note through the Payroll Support Program under the CARES Act; the costs and availability of financing; the Company’s significant amount of financial leverage from fixed obligations and ability to seek additional liquidity and maintain adequate liquidity; the Company’s ability to comply with the terms of its various financing arrangements; the material disruption of the Company’s strategic operating plan as a result of the COVID-19 pandemic and the Company’s ability to execute its strategic operating plans in the long term; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact its operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; the Company’s capacity decisions and the capacity decisions of its competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in the Company’s supply of aircraft fuel; the Company’s ability to cost-effectively hedge against increases in the price of aircraft fuel, if it decides to do so; the effects of any technology failures, cybersecurity or significant data breaches; disruptions to services provided by third-party service providers; potential reputational or other impact from adverse events involving the Company’s aircraft or operations, the aircraft or operations of its regional carriers or its code share partners or the aircraft or operations of another airline; the Company’s ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in the Company’s fleet; disruptions to the Company’s regional network as a result of the COVID-19 pandemic or otherwise; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of the Company’s investments in other airlines, including in other parts of the world, which involve significant challenges and risks, particularly given the impact of the COVID-19 pandemic; industry consolidation or changes in airline alliances; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of the Company’s aircraft orders; disruptions in the availability of aircraft, parts or support from its suppliers; the Company’s ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with its union groups; any disruptions to operations due to any potential actions by the Company’s labor groups; labor costs; the impact of any management changes; extended interruptions or disruptions in service at major airports where the Company operates; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom’s withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; the Company’s ability to realize the full value of its intangible assets and long-lived assets; any impact to the Company’s reputation or brand image and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of the 2019 Form 10-K, as updated by our Q1 2020 Form 10-Q and this report, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Information regarding Mileage Plus Holdings, LLC and the MileagePlus Financing

99.2	Material Terms of the Proposed MileagePlus Financing

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC.
UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: June 15, 2020